Exhibit 23.1

Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Post Effective Amendment No. 1 to the Registration Statement on Form S-8 pertaining to the Non-Qualified Deferred Compensation Plan of SI International, Inc. of our reports dated March 3, 2006, with respect to the consolidated financial statements and schedule of SI International, Inc., SI International, Inc. management’s assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of SI International, Inc., included in its Annual Report (Form 10-K/A) for the year ended December 31, 2005, filed with the Securities and Exchange Commission.

McLean, Virginia
December 20, 2006